Exhibit 21.1

SUBSIDIARIES OF BLUEFIRE ETHANOL FUELS, INC.

1.             BlueFire Ethanol, Inc., a Nevada corporation, operates as a wholly-owned subsidiary of BlueFire Ethanol Fuels, Inc.